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                                                                     EXHIBIT 5.1

February 24, 1999

Board of Directors
PNC Mortgage Securities Corp.
75 North Fairway Drive
Vernon Hills, Illinois 60061

Gentlemen:

     I have examined the Registration Statement on Form S-3 as prepared for filing with the Securities and Exchange Commission on February 24, 1999 by PNC Mortgage Securities Corp. (the 'Company'), in connection with the registration under the Securities Act of 1933, as amended, of the Company's Mortgage Pass-Through Certificates (the 'Certificates'), to be issued pursuant to various Pooling and Servicing Agreements (each, a 'Pooling Agreement' and, collectively, the 'Pooling Agreements'), among the Company, a bank or trust company, as Trustee (the 'Trustee'), and, under certain circumstances, one or more third-party master servicers. The Certificates are to be primarily sold to underwriters and to institutional investors as set forth in the Registration Statement.

     I have also examined the proceeds relating to the authorization and execution of the various Pooling Agreements and the issuance and sale of the Certificates.

     I am of the opinion that:

          1. Each Pooling Agreement, when it has been duly executed and delivered by the Company, the Trustee and, if applicable, one or more third-party master servicers, will be a valid and binding obligation of the Company.

          2. The Certificates, when sold and duly executed, authenticated and delivered in the manner referred to in the Registration Statement and in accordance with the terms of the related Pooling Agreement, will be legally and validly issued, fully paid and non-assessable, and the holders of the Certificates will be entitled to the benefits of the Pooling Agreement.

     I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of my name under 'Legal Matters' in the Registration Statement and in the Prospectus which is a part thereof.

                                          Very truly yours,

                                          THOMAS G. LEHMANN
                                          Vice President and General Counsel




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